EXHIBIT 5.B.

NAMES AND ADDRESSES OF THE UNDERWRITERS

OF THE BONDS

Nomura International plc

Nomura House

1 St. Martin’s-le-Grand

London EC1A 4NP

Attn: Keryn Bartlam

UBS Limited

100 Liverpool Street

London

EC2M 2RH

Attn: Cathy Salisbury

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Attn: Lucy Wood

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

Attn: Laura Chapman

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

Attn: Allison Bennett

Morgan Stanley & Co. International Limited

20 Cabot Square

Canary Wharf

London E14 4QW

Attn: Louise Guilford

Nikko Citigroup Limited

Citigroup Centre

33 Canada Square

Canary Wharf

London E14 5LB

Attn: Reem Captan

Tokyo-Mitsubishi International plc

6 Broadgate

London EC2M 2AA

Attn: Jehan Buhari